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                      October 25, 2023

       Andrew Puhala
       Chief Financial Officer
       Stabilis Solutions, Inc.
       11750 Katy Freeway, Suite 900
       Houston, TX 77079

                                                        Re: Stabilis Solutions,
Inc.
                                                            Form 10-K for the
Fiscal Year ended December 31, 2022
                                                            Filed March 9, 2023
                                                            File No. 001-40364

       Dear Andrew Puhala:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation